As filed with the Securities and Exchange Commission on January 14, 2005
Registration No. 333-119729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHRIDGE ENTERPRISES INC.
(Name of small business issuer in its charter)

NEVADA	1040	98-0435537
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

18523 - 98th Avenue
Edmonton, Alberta T5T 3E6
Tel: 780-481-0109
(Address and telephone number of principal executive offices)

Vernon Samaroo, President
18523 - 98th Avenue
Edmonton, Alberta T5T 3E6
Tel: 780-481-0109
(Name, address and telephone number of agent for service)
with a copy to:
Stephen F.X. O'Neill, Esq.
O'NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is
declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$173,400	$0.04	$173,400	$21.97

(1)	Total represents 4,335,000 shares issued by Southridge Enterprises Inc. in a private placement transaction completed in August 2004
(2)	This price was arbitrarily determined by Southridge Enterprises Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2005

PROSPECTUS

SOUTHRIDGE ENTERPRISES INC.

4,335,000 SHARES
COMMON STOCK
----------------

The selling stockholders named in this prospectus are offering the 4,335,000 shares of Southridge Enterprises Inc.'s (the "Company") common stock offered through this prospectus. The Company has set an offering price for these securities of $0.04 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.04	Not Applicable	$0.04

Total	$173,400	Not Applicable	$173,400

The Company is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

The Company's common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.04 per share until such time as the shares of the Company's common stock are traded on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board"). Although the Company intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If the Company's common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled "Risk Factors" on pages 6 through 9 before buying any shares of the Company's common stock.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------

The Date Of This Prospectus Is: January 13, 2005

PROSPECTUS

SOUTHRIDGE ENTERPRISES INC.

4,335,000 SHARES
COMMON STOCK
----------------

TABLE OF CONTENTS

Page

Summary	4

The Offering	5

Risk Factors	6

We Have Yet To Attain Profitable Operations And Because We Will Need Additional Financing To Fund Our Exploration Activities, Our Accountants Believe There Is Substantial Doubt About Our Ability To Continue As A Going Concern	6

If We Do Not Obtain Additional Financing, Our Business Will Fail	6

Since This Is An Exploration Project, We Face A High Risk Of Business Failure Due To Our Inability To Predict The Success Of Our Business	6

Because Of The Unique Difficulties And Uncertainties Inherent In Mineral Exploration Ventures, We Face A High Risk Of Business Failure	6

We Have No Known Mineral Reserves And If We Cannot Find Any We Will Have To Cease Operations	7

Because We Anticipate Our Operating Expenses Will Increase Prior To Our Earning Revenues, We May Never Achieve Profitability	7

Because Of The Inherent Dangers Involved In Mineral Exploration, There Is A Risk That We May Incur Liability Or Damages As We Conduct Our Business	7

Because Access To Our Mineral Claims May Be Restricted By Inclement Weather, We May Be Delayed In Our Exploration	7

As We Undertake Exploration Of Our Mineral Claims, We Will Be Subject To Compliance With Government Regulation That May Increase The Anticipated Cost Of Our Exploration Program	7

Because Our Executive Officer Does Not Have Formal Training Specific To The Technicalities Of Mineral Exploration, There Is A Higher Risk Our Business Will Fail	8

Because Our President, Mr. Vernon Samaroo, Owns 58% Of Our Outstanding Common Stock, Investors May Find That Corporate Decisions Influenced By Mr. Samaroo Are Inconsistent With The Best Interests Of Other Stockholders	8

We May Conduct Further Offerings In The Future In Which Case Your Shareholdings Will Be Diluted	8

If A Market For Our Common Stock Does Not Develop, Stockholders May Be Unable To Sell Their Shares	8

Because Our Stock Is A Penny Stock, Stockholders Will Be More Limited In Their Ability To Sell Their Stock	8

As Our Business Assets And Our Directors And Officers Are Located Outside Of The United States, Investors May Be Limited In Their Ability To Enforce Civil Actions Against Our Assets Or Our Directors And Officers	8

Use of Proceeds	9

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our", "our company" refers to Southridge Enterprises Inc. and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

SOUTHRIDGE ENTERPRISES INC.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in two mineral claims known as the "Hilltop Claims", comprised of a two unit grid claim block located on the north shore of Kamloops Lake in south-central British Columbia, Canada. Title to our mineral claims is held by our wholly owned subsidiary, Southridge Exploration Inc., the registered owner of the Hilltop Claims. Our plan of operations is to conduct mineral exploration activities on the Hilltop Claims in order to assess whether they possess commercially exploitable mineral deposits of copper and gold.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Our financial information as of August 31, 2004, is summarized below:

Balance Sheet:

August 31, 2004 (Audited)
Cash	$59,643
Total Assets	$59,643
Liabilities	($3,800)
Total Stockholders' Equity	$59,643

Statement of Operations and Comprehensive Income:

August 31, 2004 (Audited)
Revenue	$ --
Net Loss for the Period	($36,870)
Net Loss Per Common Stock	($0.00)

About Us

We were incorporated on May 4, 2004 under the laws of the State of Nevada. Our principal offices are located at 18523 - 98th Avenue, Edmonton, Alberta T5T 3E6. Our telephone number is (780) 481-0109.

THE OFFERING

The Issuer:	Southridge Enterprises Inc.

Selling Stockholders:
The selling stockholders named in this prospectus are existing stockholders of our company who purchased shares of our common stock from us in a private placement transaction completed in August, 2004. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). See "Selling Stockholders".

Securities Being Offered:	Up to 4,335,000 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.04 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the "Exchange Act"). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	10,335,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $36,870 for the period from May 4, 2004 (inception) to August 31, 2004, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern.

If we do not obtain additional financing, our business will fail

Our current operating funds are sufficient to complete the proposed exploration program; however, they will be insufficient to complete the full exploration of the mineral claims and begin mining efforts should the mineral claims prove commercially viable. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of January 13, 2005, we had cash in the amount of $57,093 . We currently do not have any operations and we have no income. Our plan of operations calls for significant expenses in connection with the exploration of our mineral claims. We have sufficient cash on hand to complete Phases II and III of our proposed exploration program. However, we may need additional financing to proceed past Phase III of our exploration program. We may also require additional financing if the costs of the exploration of our mineral claims are greater than anticipated. We may also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and metals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Since this is an exploration project, we face a high risk of business failure due to our inability to predict the success of our business

We have just begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on May 4, 2004, and to date have been involved primarily in organizational activities, the acquisition of the mineral claims, obtaining a summary geological report and performing certain limited work on our mineral claims. We have not earned any revenues to date.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of Phases II and III of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any we will have to cease operations

We have no mineral reserves. If we do not find a mineral reserve containing gold or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for gold, is highly speculative. It involves many risks and is often non-productive. The chances of finding reserves on our mineral properties is remote and funds expended on exploration will likely be lost.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claims may be restricted by inclement weather, we may be delayed in our exploration

Access to the Hilltop Claims may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

The Hilltop Claims property comprises two mineral claims with a total area of 110 acres, located five miles north-northwest of the village of Tranquille on the north shore of Kamloops Lake. The claims may be reached by all-weather and gravel roads from Tranquille, which lies within the Kamloops city limits. The mainline of the Canadian National railway passes through the property. This is an essentially undeveloped area in British Columbia. The area consists of many mountains and lakes with heavy forestation. An unpaved gravel road is the only access. Winters are often severe with rain, freezing rain, wind, and snow common between November and March.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. Our planned exploration program does not budget for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Because our executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail

Mr. Vernon Samaroo our sole executive officer and director, does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. Our management lacks technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our president, Mr. Vernon Samaroo, owns 58% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Samaroo are inconsistent with the best interests of other stockholders

Mr. Samaroo is our sole director and executive officer. He owns 58% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of major corporate transactions or other matters that require shareholder approval such as mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Samaroo may differ from the interests of the other stockholders.

We may conduct further offerings in the future in which case your shareholdings will be diluted

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. The result of this could reduce the value of your stock. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution".

If a market for our common stock does not develop, stockholders may be unable to sell their shares

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled "Market For Common Equity And Related Stockholder Matters - No Public Market for Common Stock", below.

As our business assets and our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers

Our company's business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the

United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.04 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 4,335,000 shares of our common stock which was completed on August 10, 2004 at a price of $0.02 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 4,335,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 4,335,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on August 10, 2004.

The following table provides as of January 13, 2005 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
Anita Blythe Abriotti	90,000	*	90,000	NIL	0%
Dixie Ashton	25,000	*	25,000	NIL	0%
Ray Ashton	25,000	*	25,000	NIL	0%
Maria Basaraba	75,000	*	75,000	NIL	0%
Chasity Beausoleil	100,000	*	100,000	NIL	0%
Justin Beausoleil	50,000	*	50,000	NIL	0%
Marc Beausoleil	50,000	*	50,000	NIL	0%
Nicole Beausoleil	50,000	*	50,000	NIL	0%
Darrell Berard	50,000	*	50,000	NIL	0%
John Cline	125,000	1.21%	125,000	NIL	0%
Karen Cline	125,000	1.21%	125,000	NIL	0%
Rebecca Cline	25,000	*	25,000	NIL	0%
Amber Dryhorub	125,000	1.21%	125,000	NIL	0%
Alva Dunleavey	25,000	*	25,000	NIL	0%
Daniel Duthler	15,000	*	15,000	NIL	0%
Gary Duthler	150,000	1.45%	150,000	NIL	0%
Selikke Duthler	15,000	*	15,000	NIL	0%
Tony Duthler	15,000	*	15,000	NIL	0%
Gillean Fordd	15,000	*	15,000	NIL	0%
Claudia Ganz	125,000	1.21%	125,000	NIL	0%
Gwen Hall	250,000	2.42%	250,000	NIL	0%
Howard Kennedy	100,000	*	100,000	NIL	0%
Kevin Kennedy	25,000	*	25,000	NIL	0%
Sara Leenheer	50,000	*	50,000	NIL	0%
Rene Lessard	50,000	*	50,000	NIL	0%
Anthony W. Loo	75,000	*	75,000	NIL	0%
Charlotte Loo	75,000	*	75,000	NIL	0%
Florence MacAskill	75,000	*	75,000	NIL	0%
Paul W. MacAskill	75,000	*	75,000	NIL	0%
Karen MacDonald	100,000	*	100,000	NIL	0%
Rob Machuk	150,000	1.45%	150,000	NIL	0%
Sue Merta	10,000	*	10,000	NIL	0%
Jo-Anne Middleton	100,000	*	100,000	NIL	0%
Glenn Mudryk	190,000	1.84%	190,000	NIL	0%

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
Carolyn Murphy	25,000	*	25,000	NIL	0%
Jonn Murphy	25,000	*	25,000	NIL	0%
Mark Murphy	25,000	*	25,000	NIL	0%
Cameron Nedelec	50,000	*	50,000	NIL	0%
Tammy Patterson	250,000	2.42%	250,000	NIL	0%
Michelle Radostits	300,000	2.90%	300,000	NIL	0%
Paul Radostits	100,000	*	100,000	NIL	0%
Penny Radostits	50,000	*	50,000	NIL	0%
Malonie K. Raynier	25,000	*	25,000	NIL	0%
Melissa Raynier	10,000	*	10,000	NIL	0%
Perry Sawchuk	50,000	*	50,000	NIL	0%
Joan Shapka	400,000	3.87%	400,000	NIL	0%
Ward Snell	100,000	*	100,000	NIL	0%
Mike Sorochan	250,000	2.42%	250,000	NIL	0%
Pirooz Taef	75,000	*	75,000	NIL	0%
TOTAL	4,335,000	41.9%	4,335,000	NIL	0%

Notes

*	Represents less than 1%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 10,335,000 common shares outstanding as of November 26, 2004, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

None of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.04 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus.

The estimated costs of this offering are $27,022. As of January 13, 2005 we have expended $12,022 on the costs of this offering . We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates LLP of 3273 East Warm Springs Road, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and titles as of January 13, 2005 are as follows:

Name of Director	Age	Position
Vernon Samaroo	52	President, Secretary and Treasurer

Set forth below is a brief description of the background and business experience of our sole executive officer and director:

Vernon Samaroo, is our President, Secretary, Treasurer and sole director. Mr. Samaroo has been our sole director and officer since our inception on May 4, 2004. Mr. Samaroo was educated in the UK, where he spent 20 years working in the Financial Services Industry specializing in personal Portfolio Management for the retired and semi-retired market. Mr. Samaroo moved to Canada in 1989 and developed New Media Technology launching Canada's first International Multimedia magazine together with an International Multimedia Exhibition and Conference. In 1995 he was nominated for an ASTEC (Alberta Science and Technology) award in recognition of his work in this field.

Mr. Samaroo worked as a marketing manager, for Power Industry Ltd. from April 1996 to Dec 1999, and was responsible for developing and managing all aspects of the company's marketing and promotion activities and also the development and training of its sales force. Power Industry Ltd. is a wholesale manufacturer of computer systems. Its primary marketplace is the educational sector. Mr. Samaroo was a project manager for CKUA Radio from January 2000 to Dec 2000, and was responsible for the development of interactive website incorporating e-commerce capabilities and internet broadcasting, and developing web advertising sales process. CKUA Radio is one of Canada's oldest public broadcasters and has an international audience.

From February 2001 to present, Mr. Samaroo has been employed as a real estate advisor with 20/20 Properties Inc., and is responsible for the sales of investment real estate to established clientele and also for developing new client base. 20/20 Properties Inc. is a Canadian based real estate investment organization

Mr. Samaroo provides his services on a part-time basis as required for our business. Mr. Samaroo presently commits approximately 6-8 hours per week to our business.

Mr. Samaroo does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training and experience in the mining industry. We rely on our independent geological consultant, W.G. Timmins, P.Eng., to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Compensation

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to proceed with additional exploration programs beyond the second stage program. We do not pay to our directors any compensation for each director serving as a director on our board of directors.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal agreements. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

Our audit committee presently consists of our sole director and officer. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 13, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officer. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Common Stock	Vernon Samaroo President, Secretary and Treasurer Director 18523 98th Avenue Edmonton, Alberta Canada T5T 3E6	6,000,000 Direct	58%

(1)
Applicable percentage of ownership is based on 10,335,000 shares of common stock issued and outstanding as of January 13, 2005 , together with securities exercisable or convertible into shares of common stock within 60 days of January 13, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 13, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 13, 2005 , there were 10,335,000 shares of our common stock issued and outstanding that were held of record by fifty (50) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy".

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Lang Michener LLP has provided an opinion on the validity of our common stock.

Telford Sadovnick PLLC, our independent certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford Sadovnick PLLC has presented their report with respect to our audited financial statements. The report of Telford Sadovnick PLLC is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on May 4, 2004 under the laws of the State of Nevada.

GLOSSARY OF TECHNICAL TERMS

The following defined technical terms are used in our prospectus:

Alkaline	A metal in groups 1A of the periodic table.

Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Batholith	An intrusion, usually granitic, which has a large exposed surface area and no observable bottom. Usually associated with orogenic belts.

Cenozoic era	An era spanning 65 million to 3 million years before the present time. Includes the Paleogene and Neogene Periods.

Comagmatic	Said of igneous rocks that have a common set of chemical and mineralogic features and thus are regarded as having been derived from a common parent magma.

Diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.

Fault
A break in the Earth's crust caused by tectonic forces which have moved the rock on one side with respect to the other; faults may extend many kilometres, or be only a few centimetres in length; similarly, the movement or displacement along the fault may vary widely.

Feldspar	A group of rock-forming minerals.

Fracture
A break in the rock, the opening of which affords the opportunity for entry of mineral-bearing solutions. A "cross fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth's core.

Intermontane belt	A region of low topographic and structural relief with mainly subgreenschist metamorphic grade rocks exposed across its entire width.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Iron mask batholith	A subvolcanic multiple intrusion which is comagmatic and coeval with the Nicola Rocks.

Jurassic	Second Period of Mesozoic Era. Covered span of time between 190 - 135 million years before the present time.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Nicola group	A thick, late Triassic volcanic assemblage hosting mineral occurrences.

Neogene	Second Period in the Cenozoic Era. Saw North and South Americas connected.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleogene	First Period in Cenozioc Era.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 67 and 507 million years before the present time).

Plugs	A common name for a small offshoot from a larger batholith.

Pluton	Body of rock exposed after solidification at great depth.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1)     Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2)     Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Structural	Pertaining to geologic structure.

Tectonics	Dealing with broad architecture of the outer part of the Earth (i.e. regional assembling of structural or deformational features).

Tertiary	The first period of the Cenozoic Era.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Volcanics	Volcanically formed rocks.

DESCRIPTION OF BUSINESS

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described under the heading "Risk Factors" and elsewhere in this prospectus.

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in two mineral claims known as the "Hilltop Claims", comprised of a two unit grid claim block located on the north shore of Kamloops Lake in south-central British Columbia, Canada. Title to our mineral claims is held by our wholly owned subsidiary, Southridge Exploration Inc., the registered owner of the Hilltop Claims. Our plan of operations is to conduct mineral exploration activities on the Hilltop Claims in order to assess whether they possess commercially exploitable mineral deposits of copper and gold.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claims or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claims possess commercially exploitable mineral deposits of copper and gold. See "Item 2. Management's Discussion and Analysis or Plan of Operation - Plan of Operation".

Acquisition of the Hilltop Claims

We purchased the Hilltop Claims property in an arms-length transaction from Larry Sostad for cash consideration of $3,000 pursuant to a purchase agreement dated May 17, 2004. We assigned all of our interest in the Hilltop Claims to our subsidiary Southridge Exploration Inc. (the "BC Subsidiary") pursuant to an assignment agreement with our BC Subsidiary dated July 19, 2004.

Description of Property and Location of Hilltop Mineral Claims

The Hilltop Claims property is comprised of two mineral claims with a total area of approximately 110 acres, located on the north shore of Kamloops Lake in south-central British Columbia, Canada, see "Figure 1" below.

We obtained information on the area from the British Columbia Department of Mines and Geological Consultants in 2004. We believed the timing was opportune at that time to obtain this property at the price paid. The Hilltop Claims are recorded with the Ministry of Energy and Mines, Province of British Columbia, Canada under the following name, tag and tenure numbers:

Name of Mineral Claim	Tag Number	Tenure Number	Expiry Date
HILLTOP 1	700347M	409257	March 20, 2005
HILLTOP 2	700348M	409258	March 20, 2005

Title to the property is held in the name of our subsidiary. The Province of British Columbia owns the land covered by the mineral claims. To our knowledge, there are no aboriginal land claims that might affect our title to our mineral claims or the Province's title of the property. There is no viable way for us to determine what claims, if any, certain aboriginal groups may make.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the British Columbia Ministry of Energy and Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. As our mineral claims are effective until March 20, 2005, we must file confirmation of the completion of exploration work in the minimum amount of approximately $77 per unit or make a payment in lieu or exploration work in the minimum amount by March 20, 2005. The fee amount increases from approximately $77 per unit, per year in the first three years to approximately $154 per unit, per year afterwards, up to ten years. The Hilltop Claims are two units in size, therefore the work requirement for the next year is $154. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse on March 20, 2005, and we will lose all interest that we have in these mineral claims. We are the legal owner of the Hilltop Claims and no other person or entity has any interest in our mineral claims.

Figure 1
Location of Claim

Location, Climate, Infrastructure and Access

The Hilltop Claims property is located five miles north-northwest of the village of Tranquille on the north shore of Kamloops Lake (actually part of the Thompson River). The claims may be reached by all-weather and gravel roads from Tranquille, which lies within the Kamloops, British Columbia city limits. The mainline of the Canadian National railway passes through the property.

The city of Kamloops served by both the Canadian National and Canadian Pacific Railways, the Trans Canada Highway and an airport with numerous flights per day from Vancouver and Calgary, is a thriving community with a population of some 170,000. All modern facilities and services are locally available. Kamloops is situated about 250 miles northeast of the city of Vancouver, B.C.

The region lies within the dry belt of British Columbia having only about ten inches of rainfall per year. Lower slopes of valleys are open and covered with sagebrush while lower slopes of the hills are open and park-like forested. Upper slopes are more densely forested with coniferous trees. Elevations in the area of the property range from approximately 1200 feet A.S.L. at lake level to 2000 feet A.S.L. at the northern boundary.

Our mineral claims presently do not have any mineral reserves. The property that is the subject to our mineral claims is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim. Power is readily available from nearby transmission lines. Water in sufficient quantities for drilling is available from nearby streams and lakes. Power sources for the Hilltop Claims property presently consist of portable generators brought onto the property.

Property Geology

The property is located in the southern part of the Quesnel Trough which is a subdivision of the Intermontane Structural Belt of British Columbia. The Quesnel Trough consists of predominantly Lower Mesozoic volcanic and related intrusive rocks underlain by Paleozoic sedimentary rocks.

The Iron Mask Batholith is a multiphase alkaline pluton localized along the south side of a regional northwest trending fault. Several copper occurrences are found throughout the pluton. Surrounding volcanic rocks of the Nicola Group are thought to be comagmatic with the Iron Mask Batholith. Tertiary volcanic and sedimentary rocks of the Kamloops group unconformably overlay both the Nicola Group and the Iron Mask Batholith.

The most northerly exposure of the Iron Mask Batholith (Cherry Creek phase) occurring north of Kamloops Lake underlies the property. Exposures of volcanic rocks from the Nicola and Kamloops Groups are also present.

Previous explorations have identified six major rock types present on and in proximity to the property. Rock types in the field are at times difficult to recognize due to very fine grain size or potassium feldspar alteration. Jointing and block faulting is prevalent.

History of Exploration

The Hilltop Claims cover ground that has been explored since the early 1900's and resulted in underground exploratory workings and the discovery of mineralized zones. A soil geochemical anomaly measuring some 600 feet by 3000 feet containing copper values has been outlined on the Frederick Zone which co-relates with a high magnetic anomaly adjacent to a magnetic low response.

A 1989 reverse circulation drilling program indicated the presence of a 150 foot wide mineralized zone containing approximately 0.16% copper. One hole is reported to contain an intersection of 20 feet assaying 0.35% copper and gold values on the eastern extension.

A reverse circulation drill hole in 1991 intersected two zones of 0.14% copper and gold values over 60 feet and 0.11% copper across 70 feet.

Although exploratory work on the claims conducted by prior owners has indicated some potential showings of mineralization, we are uncertain as to the reliability of these prior exploration results and thus we are uncertain as to whether a commercially viable mineral deposit exists on our mineral claims. Further exploration of these mineral claims is required before a final determination as to their viability can be made.

Mineralization

Exploration work on the Hilltop Claims has resulted in the delineation of the Frederick Zone as a zone of mineralization. In addition, other showings of mineralization have been observed which warrant further exploration. Prior drilling results have indicated that the mineral zones vary in grade from low grade mineralization near surface to higher grade mineralization to depth.

A continuing exploration program of geological, geochemical and geophysical surveys is recommended by our geologist to delineate potentially economic mineral zones. The recommended exploration is discussed in further detail below under the heading "Current State of Exploration".

Recommendations of Geological Report and the Geological Exploration Program

We engaged W.G. Timmins, P.Eng., to prepare a geological evaluation report on the Hilltop Claims. Mr. Timmins is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada.

The work completed by Mr. Timmins in preparing the geological report consisted of the review of geological data from previous exploration. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims. The work involved in this data acquisition included report reproduction and compilation of pre-existing information.

We received the geological evaluation report on the Hilltop Claims entitled "Report on the Hilltop Claims" prepared by Mr. Timmins on August 10, 2004. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

In his geological report, Mr. Timmins, recommended that a three phase exploration program, at an approximate cost of $60,200, be undertaken on the property to assess its potential to host copper and gold mineralization, with a fourth phase of diamond drilling and/or mechanical trenching subject to positive results from earlier exploratory work. The four phase program consists of the following:

Phase	Exploration Program	Status	Cost
Phase I	Confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features.	Completed.	$4,800
Phase II	Compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping.	Expected to be commenced in the Spring of 2005.	$5,400

Phase	Exploration Program	Status	Cost
Phase III	Detailed rock and soil sampling and electromagnetic and magnetometer surveys prior to the fourth phase of diamond drilling selected targets.	To be completed in mid 2005 to early 2006 based on results of Phase II.	$5,000
Phase IV	Subject to positive results from the previous phases, mechanical trenching and/or diamond drilling.	To be completed in mid 2006 based on results of Phase III.	$45,000
TOTAL			$60,200

Phase I of our exploration program was completed in early September, 2004 and we received a report on Phase I from our consulting geologist containing his conclusions on the results of Phase I on October 29, 2004. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in the spring of 2005. As of January 13, 2005 we expended $7,800 on exploration of our mineral claims .

The phased program of exploration activities is intended to generate and prioritize targets to test by trenching or drilling. The initial exploration activities on the Hilltop Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

Our cash on hand as of January 13, 2005 is $57,093 . We have sufficient cash on hand to pay the costs of Phase II and III of our proposed exploration program. However, we may require additional financing in order to proceed with any additional work beyond Phase III of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

The geological review and interpretations required in Phase II of the exploration program will be comprised of reviewing the data acquired and analyzing this data to assess the potential mineralization of the mineral claims. Geological review entails the geological study of an area to determine the geological characteristics, identification of rock types and any obvious indications of mineralization. The purpose of undertaking the geological review is to determine if there is sufficient indication of mineralization to warrant additional exploration. Positive results at each stage of the exploration program would be required to justify continuing with the next stage. Such positive results would include the identification of the zones of mineralization.

Current State of Exploration

We have only recently commenced exploration of the Hilltop Claims and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

The results of the geological report on the Hilltop Claims prepared by our geological consultant, Mr. Timmins, indicated that there are soil geochemical anomalies in a mineralized zone located within the Frederick Zone on the Hilltop property. The report concluded that positive results from prior exploration work indicates potential for the discovery of economic copper-gold deposits, and recommended a four phase geological exploration program on the mineral claims.

Phase I of our exploration program was completed in early September, 2004. The Phase I exploratory program was conducted over a period of three days and consisted of confirmation of past results by blast trenching and sampling and relocation of mineralized zones and structural features. We received a report on Phase I from our consulting geologist on October 29, 2004.

Pursuant to his Phase I report, our consulting geologist reported that the work conducted in Phase I of the exploration program successfully relocated the mineralized zones, past drill hole sites, and adits. Phase I reconnaissance geological investigation together with blast trenching and check sampling has confirmed the occurrence of copper and gold mineralization values. The Frederick Zone has been outlined and the drilled area within it is reported to contain a 150 foot wide zone with copper and anomalous gold values. The two old adits were also located and found to be caved at the portals. Check samples obtained from the outcrop areas and blast trenches near the old aidts indicate copper and anomalous gold values verifying the occurrence of copper-gold values in the zone. Blast trenching exposed copper mineralization consisting of malachite and chalcopyrite and pyrite.

The Phase I report recommended that we carry out Phase II of our planned exploration program and that we acquire additional mineral claims to the west of the Hilltop 1 and 2 claims. The second phase of our exploration program consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in the Spring of 2005. As of January 13, 2005 , we have expended $7,800 on exploration of our mineral claims.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have completed Phase I of the work program. The first phase consisted of rock sampling and an assessment of areas previously reported to have potential mineralization.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. British Columbia law requires that a holder of title to mineral claims must spend at least $77 per mineral claim unit per year in order to keep the property in good standing, which we have done. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Hilltop Claims (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;

  Dust generation will have to be minimal or otherwise re-mediated;

  Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  An assessment of all material to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;

  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Employees

We have no employees as of the date of this prospectus other than our sole officer. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

Southridge Exploration Inc., a British Columbia corporation, is our sole wholly owned subsidiary.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operations

Our plan of operations is to conduct mineral exploration activities on the Hilltop Claims in order to assess whether the claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of copper and gold mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims.

We engaged W.G. Timmins, P.Eng., to prepare a geological evaluation report on the Hilltop Claims. We received the geological evaluation report on the Hilltop Claims prepared by Mr. Timmins on August 10, 2004. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gave conclusions regarding potential mineralization of the mineral claims and recommended a four phase exploration program on the mineral claims.

Phase I of our exploration program was completed in September, 2004. We received a report on Phase I from our consulting geologist containing his conclusions on the explorations on October 29, 2004. The report recommended that we proceed with the second phase of our exploration program. The second phase consisting of compilation and correlation of all data and reconnaissance soil geochemical sampling and geological mapping is anticipated to commence in the Spring of 2005.

Our plan of operations is presently to commence Phase II of the exploration of our Hilltop Claims in the Spring of 2005. We have sufficient cash on hand to pay the costs of Phase II and III of our proposed exploration program and to fund our operations for the next twelve months. However, we will require additional financing in order to proceed with any additional work beyond Phase III of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

A decision on proceeding beyond the planned Phase II explorations will be made by assessing whether the results of Phase II are sufficiently positive to enable us to obtain the financing we will need for us to continue through additional stages of the exploration program. This assessment will include an assessment of the market for financing of mineral exploration projects at the time of our assessment and an evaluation of our cash reserves after the completion of Phase II and Phase III. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage.

During this exploration stage, our president will only be devoting approximately six to eight hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months; nor do we plan to make any purchases of equipment over the next twelve months due to reliance upon outside consultants to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$10,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$7,000
TOTAL	$20,000
(1) Excluding the estimated costs of this offering of $27,022.

Our total expenditures over the next twelve months are anticipated to be approximately $20,000 excluding the remaining estimated costs of this offering of $15,000. Our cash on hand as of January 13, 2005 is $57,093 . We have sufficient cash on hand to pay the costs of Phase II and III of our proposed exploration program and to fund our operations for the next 12 months. However, we may require additional financing in order to proceed with any additional work beyond Phase III of our exploration program.

Results Of Operations For the Period Ending August 31, 2004

We have not earned any revenues since inception. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Operating Expenses

We incurred operating expenses in the amount of $36,870 for the period from inception to August 31, 2004. Operating expenses for the period ended August 31, 2004 included the following expenses:

Operating Expenses	Period From Inception to August 31, 2004
Legal and Professional Fees	$29,000
Bank Charges	$70
Mineral Property Expenses	$7,800
Total Operating Expenses	$36,870

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to our completion of Phase II of our geological exploration program and the offering expenses of $27,022 in connection with the filing of this prospectus with the SEC. As of January 13, 2005 we have expended $12,022 of the estimated $27,022 cost of this offering . We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Exchange Act. See “Item 25. Other Expenses of Issuance and Distribution”.

Net Loss

We incurred a loss in the amount of $36,870 for the period from inception to August 31, 2004. Our loss was entirely attributable to general and administrative expenses and mineral property expenses.

Liquidity and Capital Resources

As of January 13, 2005 we had cash of $57,093 and working capital of $57,093 . We have not attained profitable operations to date and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.

We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own or lease any real property. We rent approximately 200 square feet of office space located at 18523 - 98th Avenue, Edmonton, Alberta T5T 3E6, Canada at a cost of $400 per month. This rental is on a month to month basis without a formal agreement.

Our month-to-month rental arrangements will allow us flexibility in moving if we employ more personnel, however, we believe these facilities are adequate in size to handle all of our current operations for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters; and

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 6,000,000 total shares of common stock to our President, Mr. Vernon Samaroo at a price of $0.001 per share. This issuance was made to Mr. Samaroo, who is a sophisticated individual and is in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have fifty (50) registered stockholders.

Rule 144 Shares

As of the date of this prospectus no shares of our common stock are available for resale to the public. On May 12, 2005, 6,000,000 shares of our common stock will be available for resale to the public in accordance with the public information, volume and trading limitations of Rule 144 of the Securities Act. On August 10, 2005, a further 4,335,000 shares of our common stock will be available for resale to the public in accordance with the public information, volume and trading limitations of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 103,350 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

As at January 13, 2005 , we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through August 31, 2004.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options / SARs (#)	LTIP payouts ($)	All Other Compensation
Vernon Samaroo	President, CEO, Secretary, Treasurer and Director	2004	$0	$0	$0	0	0	$0	$0

We presently do not have any compensation agreement with Mr. Samaroo, our only officer.

We do not pay to our directors any compensation for each director serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to our executive officers or directors from inception through August 31, 2004. We have also not granted any stock options to our executive officers or directors since August 31, 2004.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the period ended August 31, 2004, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Consolidated Balance Sheet as at August 31, 2004;

(c)	Consolidated Statement of Operations for the period from inception on May 4, 2004 to August 31, 2004;

(d)	Consolidated Statement of Changes in Stockholders' Equity for the period from inception on May 4, 2004 to August 31, 2004;

(e)	Consolidated Statement of Cash Flows for the period from inception on May 4, 2004 to August 31, 2004; and

(f)	Notes to the Consolidated Financial Statements.

SOUTHRIDGE ENTERPRISES INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

AUGUST 31, 2004

Southridge Enterprises Inc.
(An Exploration Stage Company)

Consolidated Financial Statements
(Expressed in United States Dollars)

August 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Southridge Enterprises Inc.
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Southridge Enterprises Inc. (An Exploration Stage Company) as at August 31, 2004, the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception on May 4, 2004 to August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such financial statements present fairly, in all material respects, the financial position of Southridge Enterprises Inc. (An Exploration Stage Company) as at August 31, 2004, and the results of its operations and its cash flows for the period from inception on May 4, 2004 to August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our previous report dated September 10, 2004 has been withdrawn and the consolidated financial statements have been revised to reflect the Company’s retroactive application of expensing development and exploration costs as incurred. Details regarding the Company’s adoption of this new accounting policy are found in Note 2.

/s/ TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS
Bellingham, Washington
September 10, 2004 except as to Note 2, which is as of January 12, 2005

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

CONSOLIDATED BALANCE SHEET (Expressed in United States Dollars)

As at August 31,	2004

ASSETS

CURRENT
Cash	$59,643

$59,643

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$3,800

STOCKHOLDERS' EQUITY

CAPITAL STOCK
Shares authorized:
100,000,000 common stock, $0.001 par value
100,000,000 preferred stock, $0.001 par value
Shares issued and outstanding:
10,335,000 common stock	10,335

ADDITIONAL PAID-IN CAPITAL	82,378

ACCUMULATED DEFICIT INCURRED DURING THE EXPLORATION STAGE	(36,870)

55,843

$59,643

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS (Expressed in United States Dollars)

For the Period
from inception
on May 4, 2004 to
August 31,
2004

OPERATING EXPENSES
General and administrative expenses	$29,070
Mineral property expenses	7,800

NET (LOSS)	$(36,870)

NET (LOSS) PER SHARE - BASIC	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	7,597,105

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Expressed in United States Dollars)

For the Period from inception on May 4, 2004 to August 31, 2004

				Accumulated
				Deficit
				Incurred
			Additional	During the
	Common Stock		Paid-in	Exploration
	Shares	Amount	Capital	Stage	Total

Balance, May 4, 2004	-	$-	$-	$-	$-

Common stock issued for
cash at $0.01 per share	6,000,000	6,000	-	-	6,000
cash at $0.02 per share	4,335,000	4,335	82,378	-	86,713

Net (loss) for the period	-	-	-	(36,870)	(36,870)

Balance, August 31, 2004	10,335,000	$10,335	$82,378	$(36,870)	$55,843

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS (Expressed in United States Dollars)

For the Period
from Inception
on May 4, 2004
to August 31,
2004

OPERATING ACTIVITIES
Net (loss)	$(36,870)
Adjustment to reconcile net (loss) to net cash used for
operating activities:
Increase in accounts payable and accrued liabilities	3,800

Net Cash (Used For) Operating Activities	(33,070)

FINANCING ACTIVITIES
Issuance of common stock for cash	92,713

Net Cash Provided By Financing Activities	92,713

NET INCREASE IN CASH	59,643

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$59,643

Represented by:
Cash in bank	$57,143
Cash in lawyers' trust account	2,500

$59,643

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

Southridge Enterprises Inc. (the "Company") was incorporated in the State of Nevada on May 4, 2004. The Company was organized to explore mineral properties in British Columbia, Canada. The Company's fiscal year end is August 31, 2004.

These financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business over a reasonable length of time. As of August 31, 2004, the Company had $59,643 in cash, working capital of $55,843, a stockholders' equity of $55,843 and accumulated net losses of $36,870 since inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable mining reserves, and ultimately to establish profitable operations.

Management's plans for the continuation of the Company as a going concern include financing the Company's operations through issuance of its common stock. If the Company is unable to complete its financing requirements or achieve revenue as projected, it will then modify its expenditures and plan of operations to coincide with the actual financing completed and actual operating revenues. There are no assurances, however, with respect to the future success of these plans.

Unless otherwise indicated, amounts provided in these notes to the financial statements pertain to continuing operations.

The Company is not currently earning any revenues.

NOTE 2 - CHANGE IN ACCOUNTING POLICY

Effective May 4, 2004, the Company changed its accounting policy to expensing development and exploration costs as incurred. This change in policy has been retroactively applied. The effect of the change in accounting policy on the consolidated financial statements of the current period is that $3,000 of exploration costs were expensed that would otherwise have been capitalized. The overall effect of the change in accounting policy is as follows:

Prior to change in policy	2004

Opening deficit	-
Net loss for the period	$33,870

Closing deficit	33,870

Restated, due to change in policy

Opening deficit	-
Net loss for the period	36,870

Closing deficit	36,870

Change in closing deficit	3,000

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 2 - CHANGE IN ACCOUNTING POLICY (Cont’d)

The overall effects of the change in accounting policy relating to the balances of deferred exploration expenditures as at August 31, 2004 are as follows:

Prior to change in policy	2004

Opening deferred
exploration costs	$-
Exploration expenditures
capitalized during the period	3,000
Deferred exploration costs
written off during the period	-

Closing deferred
exploration costs	3,000

Restated, due to change
in accounting policy:	2004

Opening and closing
deferred exploration costs	-

Exploration expenditures
incurred and expensed	$7,800

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Southridge Enterprises Inc. and its wholly owned subsidiary, Southridge Exploration Inc.

All significant inter-company transactions and balances have been eliminated.

Exploration Stage Enterprise

The Company's financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 ("SFAS 7"), "Accounting and Reporting for Development Stage Enterprises," as it devotes substantially all of its efforts to acquiring and exploring mineral properties in British Columbia, Canada. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Restricted cash

The Company classifies cash balances as restricted when cash is restricted as to withdrawal or usage. The restricted cash balance at August 31, 2004 was $Nil.

Cost of Maintaining Mineral Properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Acquisition Costs

Acquisition costs are capitalized on property where proven and provable reserves exist.

Exploration expenditures

The Company follows a policy of expensing exploration expenditures until a production decision in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations which may include the receipt of a legally binding project approval certificate.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are reevaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company's exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes for the reporting period. Significant areas requiring the use of management estimates relate to the valuation of its mineral leases and claims and the Company's ability to obtain final government permitting to complete the project.

Foreign Currency translation

In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," ("SFAS No. 52"), the United States dollar is considered the functional currency. Accordingly, the Company translates its monetary assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates. Non-monetary assets and liabilities are translated in the rates prevailing at the dates the assets were acquired and liabilities were incurred. The resulting translation adjustment is recorded as a component of accumulated other comprehensive loss in the accompanying Consolidated Balance Sheet.

Income Taxes

Income taxes are recognized in accordance with Statements of Financial Accounting Standards No. 109 ("SFAS 109") , "Accounting for Income Taxes", whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Net Income (Loss) Per Share

Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share", requires dual presentation of basic earnings per share ("EPS") and diluted EPS on the face of all income and loss statements, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. At August 31, 2004, the Company had no outstanding stock options, warrants and other convertible securities; accordingly, only basic EPS is presented.

Regulatory Matters

The Company and its mineral property interests are subject to a variety of Canadian national and provincial regulations governing land use, health, safety and environmental matters. The Company's management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of the Company.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Impaired Asset Policy

The Company periodically reviews its long-lived assets when applicable to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-lived Assets". The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

Recent Accounting Pronouncements

In a December 11, 2003 speech, the American Institute of Certified Public Accountants and Securities and Exchange Commission (the "SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore are valued as liabilities. The SEC expressed that it expects registrants to disclose the effect on the financial statements of recognizing the rate-lock commitments as written put options for quarters commencing after March 15, 2004. Additionally, the SEC recently issued Staff Accounting Bulletin No. 105 ("SAB 105") "Application of Accounting Principles to Loan Commitments". SAB 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has determined that the adoption of SAB No. 105 does not have an impact on its results of operations or financial position.

Fair Values of Financial Instruments

Financial instruments include cash, deposits and accounts payable and accrued liabilities. Management of the Company does not believe that the Company is subject to significant interest, currency or credit risks arising from these financial instruments. The respective carrying values of financial instruments approximate their fair values. Fair values were assumed to approximate carrying values since they are short-term in nature or they are receivable or payable on demand.

Concentration of Risk

The Company maintains its cash accounts in one commercial bank. The Company's cash accounts are in a business checking account in a high quality financial institution. As at August 31, 2004, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities.

Start-up Expenses

The Company has adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-up Activities," which requires that costs associated with start-up activities be expensed as incurred. Accordingly, start-up costs associated with the Company's formation have been included in the Company's general and administrative expenses for the period from inception on May 4, 2004 to August 31, 2004.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Accounting for Derivative Instruments and Hedging Activities

The Company has adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.

Stock-based Compensation

The Company adopted the fair value method of accounting for stock-based compensation recommended by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-based Compensation". The Company does not have a stock option plan nor has it granted any stock options since inception.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the period ended August 31, 2004.

Intangible Assets

The Company has adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 4 - MINERAL LEASES AND CLAIMS

The Company has a 100% interest in certain mineral properties in British Columbia, Canada, collectively referred as to Hilltop claims.

On May 17, 2004, the Company acquired a 100% interest in two numerous claims known as Hilltop 1 and 2 located in the Kamloops Mining Division, British Columbia. The claims were for $3,000 cash.

NOTE 5 - INCOME TAXES

A reconciliation of current income taxes at statutory rates with the reported taxes is as follows:

2004

Loss before income tax provision	$36,870

Expected (benefit) at statutory rates	(12,536)

Unrecognized benefit of non- capital losses	12,536

Total current income taxes	$-

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities are as follows:

2004

Future income tax assets:

Operating losses available for future periods	$12,536

Valuation allowance	(12,536)

Net future income tax asset	$-

The Company has incurred operating losses of approximately $36,870 which, if unutilized, will expire through to 2024. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.

SOUTHRIDGE ENTERPRISES INC. (An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States Dollars)

NOTE 6 - CAPITAL STOCK

Authorized

The Company is authorized to issue 200,000,000 shares of which 100,000,000 shares will be common stock, with a par value of $0.001 per share and 100,000,000 will be preferred stock, with a par value of $0.001 per share.

NOTE 7 - SEGMENTED INFORMATION

The Company operates in Canada in one business segment, being the exploration of mineral properties.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting fees and expenses Legal fees and expenses Miscellaneous	$21.97 $1,000 $5,000 $20,000 $1,000
Total	$27,021.97

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,000,000 shares of common stock on May 12, 2004 to Mr. Vernon Samaroo. Mr. Samaroo is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $6,000. The 6,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 4,335,000 shares of our common stock at a price of $0.02 US per share to a total of 49 purchasers on August 10, 2004. The total amount we received from this offering was $86,700. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.(1)

3.2	Bylaws, as amended. (1)

4.1	Form of Share Certificate.(1)

5.1	Opinion of Lang Michener LLP with consent to use.(1)

10.1	Purchase Agreement dated May 17, 2004 between Larry R.W. Sostad and Southridge Enterprises Inc.(1)

10.2	Assignment Agreement dated July 17, 2004 between Southridge Enterprises Inc. and Southridge Exploration Inc.(1)

10.3	Bill of Sale dated July 19, 2004 between Larry R. W. Sostad and Southridge Exploration Inc. (2)

23.1	Consent of Telford & Sadovnick P.L.L.C., Certified Public Accountants.

23.2	Consent of W.G. Timmins, P.Eng., Consulting Geologist.

(1)	Filed as an exhibit to our registration statement on Form SB-2 filed with the SEC on October 13, 2004.
(2)	Filed as an exhibit to Amendment No. 1 of our registration statement on Form SB-2 filed with the SEC on December 2, 2004

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, on January 13, 2005 .

SOUTHRIDGE ENTERPRISES INC.

By:	/s/ Vernon Samaroo
VERNON SAMAROO
President and Chief Executive Officer
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)